Bonds.com 8-K

Exhibit 10.8

AGREEMENT WITH RESPECT TO CONVERSION

This AGREEMENT WITH RESPECT TO CONVERSION is made and entered into and effective as of February 2, 2011, by and between BEACON CAPITAL STRATEGIES, INC., a Delaware corporation (“Seller”), and BONDS.COM GROUP, INC., a Delaware corporation (“Parent”).

BACKGROUND

A.           Seller, Parent and Bond.com MBS, Inc., an Affiliate of Parent (“Buyer”), are parties to the Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of the date hereof, pursuant to which, among other things, Buyer is purchasing substantially all of the assets of Seller (collectively, the “Assets”) simultaneously with the execution and delivery of this Agreement.

B.           The Asset Purchase Agreement provides that the purchase price for the Assets shall be paid by the issuance of 10,000 shares of Parent’s Series C preferred stock, $0.0001 par value per share (the “Preferred Shares”).  The Preferred Shares are convertible into shares of Parent’s common shares, $0.0001 par value per share (the “Common Shares”) pursuant to the terms and conditions set forth in Series C Certificate of Designation, which among other things provides for a conversion formula.  Seller and Parent desire to address more specifically the means and process by which certain components of that formula will be applied.

C.           In addition, Seller and Parent desire to address the post-Closing obligations of Parent with respect to the operation of the Business and the consequences of a material breach of such obligations.

OPERATIVE TERMS

Accordingly, the parties agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, the following capitalized terms have the meanings assigned to them in this Article I. Capitalized terms used in this Agreement and not defined in this Article I, have the meanings assigned to them elsewhere in this Agreement and if not otherwise defined herein shall have the meanings assigned to them in the Asset Purchase Agreement.

“Agreement” means this Agreement with Respect to Conversion, as the same may be amended, restated or supplemented, together with all exhibits and schedules attached hereto.

“Business” is the Buyer’s operation of that software business dedicated to the development and offering of an electronic trading platform for trades in those liquid and less liquid fixed income securities typically referred to as “asset-backed securities” and “mortgage-backed securities,” including, without limitation, those that clear through an agreed upon, established and segregated clearing account for such securities with Pershing (or any successor clearing agency).

“Conversion Value” means the dollar amount that is equal to the lesser of (a) $10,000,000, and (b) Gross Revenues multiplied by three.

“Determination Trigger Date” has the meaning provided for in the Series C Certificate of Designation.

“GAAP” means United States generally accepted accounting principles “consistently applied” “in a manner consistent with the Buyer’s application thereof” in preparation of its historical financial statements.  The requirement that such principles be “consistently applied” means that the accounting principles applied in a current period shall be the same, in all material respects, as those applied in the preceding period.  The requirement that such principles be applied “in a manner consistent with the Buyer’s application thereof” in specified prior periods means that the GAAP policies and principles, management assumptions, management judgments and critical accounting polices applied by the Buyer in such specified prior periods will be applied, in all material respects, in current periods as required by the foregoing “consistently applied” standard.

“Gross Revenues” means the gross revenues of the Business (which are primarily derived from commissions but shall also include any commissions and/or licensing fees and trading fees derived by the Business or the Business Assets) for the Trailing Eighteen Month Period based on the Income Statement; provided, however, that for purposes of determining the gross revenues for any month prior to the Closing, the gross revenues in such month shall be zero.

“Income Statement” means the statement of income and cash flows of the Business as of and for the Trailing Eighteen Month Period, which shall be prepared in accordance with GAAP.

“Notice of Dispute” has the meaning set forth in Section 2.2(b).

“Person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any governmental entity.

“Series C Certificate of Designation” means the Certificate of Designation of the Series C Convertible Preferred Stock of Parent filed on February 2, 2011 with the Delaware Secretary of State.

“Special Accountant” has the meaning set forth in Section 2.2(b).

“Trailing Eighteen Month Period” means the eighteen-month period immediately preceding the Determination Trigger Date using the last full calendar month immediately preceding the Determination Trigger Date as the last day of such eighteen-month period if such trigger is not the last day of a full calendar month.

ARTICLE II
DETERMINATION OF GROSS REVENUES AND CONVERSION SHARES

2.1           Determination of Gross Revenues.  As soon as reasonably practicable but in no event later than (a) ten (10) business days following the end of each calendar month beginning with the calendar month of February 2011, Parent shall cause Buyer to prepare and deliver to Seller a statement of the Gross Revenues for such Trailing Eighteen Month Period and (b) thirty (30) calendar days following the end of each calendar month beginning with the calendar month of February 2011, Parent shall cause Buyer to prepare and deliver to Seller the Income Statement for such Trailing Eighteen Month Period.  Notwithstanding the foregoing, the parties agree that the Income Statement to be delivered by Buyer shall only cover those periods post Closing and unless eighteen (18) full calendar months have passed since the Closing, the Income Statement will only be for the period from Closing until the date in question.

2.2           Time and Manner of Determination.

(a)           Statement of Gross Revenues and the Conversion Value.  If there has been a Determination Trigger Date, Parent shall cause the Buyer to deliver, concurrently with the delivery of the Income Statement, its calculations of Gross Revenues and the Conversion Value (collectively, the “Conversion Determination”), together with all supporting documentation reasonably necessary for a review and analysis of the Conversion Determination. Seller and its accountants, attorneys and other representatives shall at all reasonable times (and upon reasonable notice) be given full access to (and shall be allowed to make copies of) such other books and records as they may reasonably request to analyze the Conversion Determination and the accuracy and correctness thereof.

(b)           Dispute Procedures.  If Seller disputes the Conversion Determination, Seller shall give Parent notice of such dispute (a “Notice of Dispute”) not later than forty-five (45) days after the date on which Seller received the Conversion Determination, supporting documentation and any other material requested in accordance with Section 2.2(a), specifying in reasonable detail any points of dispute.  Seller shall be deemed to have accepted the Conversion Determination and such Conversion Determination shall be deemed binding and final if (i) Seller fails to give a Notice of Dispute within such forty-five (45) day period, or (ii) Seller gives notice to Parent accepting such Conversion Determination within such forty-five (45) day period.  Upon receipt of the Notice of Dispute, Parent and Seller shall consult promptly with each other with respect to the points of dispute in an effort to resolve the dispute.  If such dispute is resolved by a written, signed agreement of Seller and Parent, the agreed Conversion Determination will be deemed final and binding.  If any dispute is not resolved by Parent and Seller within thirty (30) days after the Notice of Dispute is given to Parent, Parent and Seller shall refer the dispute to Grant Thornton LLP, or if Grant Thornton LLP is unable or unwilling to service, such other mutually agreeable firm of independent public accountants (the “Special Accountant”) to finally determine, as soon as practicable, and in any event within thirty (30) days after such reference, all disputes with respect to the Conversion Determination.  For purposes of assisting the Special Accountant in making such determination, Parent and Seller shall submit a proposed determination of Gross Revenues and the Conversion Value.  The fees, costs and expenses of such Special Accountant incurred in connection with any dispute regarding the Conversion Determination will be borne by the non-prevailing party, or if the Special Accountant determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne fifty percent (50%) by Seller and fifty percent (50%) by Parent. All determinations by the Special Accountant, which shall be set forth in writing, shall be final, conclusive and binding with respect to the Conversion Determination and the allocation of fees and expenses of the Special Accountant; provided, however, that the scope of the Special Accountant’s engagement will be limited to resolving the disputes set forth in the Notice of Dispute and in no event may the Special Accountant resolve such disputes in a manner that would result in the Conversion Shares being less, in the aggregate, than the amounts proposed by Parent in the Conversion Determination, or greater, in the aggregate, than the amount proposed by Seller in the Notice of Dispute.

2.3           Confidentiality. The Seller agrees to use the Income Statement and other information disseminated in this Article II solely for the purpose of evaluating the Gross Revenues or the Conversion Determination, and for no other purpose, and further agrees to keep confidential and not disclose to any third party any such information.  Notwithstanding the foregoing, Seller may disclose such information solely to those of its representatives who (i) require such material for the purpose of evaluating the Gross Revenues or the Conversion Determination on behalf of Seller, and (b) are informed by Seller of the confidential nature of such information and the obligations of this Agreement and agree to abide by the terms hereof as if they were Seller hereunder.  Seller shall take all reasonable actions necessary to cause its representatives and affiliates to comply with the terms of this Agreement as if they were Seller hereunder.  Seller acknowledges that the information that may be disclosed hereunder by Parent will likely contain material, non-public information.  Seller acknowledges and understands that federal securities law and this Agreement restrict Seller from pledging, selling, hedging, contracting to sell, short-selling, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right, or warrant to purchase or otherwise hypothecating transferring for value, directly or indirectly, any securities of Parent while in possession of material non-public information regarding Parent.

ARTICLE III
OTHER AGREEMENTS

3.1           Working Capital Support Agreement.

(a)           Parent covenants and agrees that it will use commercially reasonable efforts to support the operations of the Business and to maximize the gross revenue of the Business and Conversion Value.  Without restricting the generality of the foregoing, this support will include providing working capital to the Business until the Determination Trigger Date (such period, the “Earnout Period”) of up to $2,000,000, with such working capital expenditures to be consistent with the budget that is set forth on Exhibit A attached hereto (the “Budget”) for the first twenty-four (24) months after the Closing.

(b)           Parent and Seller acknowledge and agree that the Budget is only intended to include the new variable expenses incurred by Parent attributable to the Business, subject to the following sentence, and that Parent will continue to fund the Business operations above and beyond the $2,000,000 commitment if and when the Business is cash-flow positive.  Parent and Seller acknowledge that the Budget shall also include (and may be revised from time to time to include in the reasonable discretion of David Weisberger, without the unanimous approval of the Strategy Committee), and the $2,000,000 commitment may be used to pay, any post-Closing expenses of Seller, which may otherwise be Excluded Liabilities, as determined in the reasonable discretion of David Weisberger.  Parent shall set-aside such $2,000,000 from the Parent and its Affiliates’ operating capital and shall include such $2,000,000 in their respective operating budgets.  Any changes in Parent’s and/or any of its Affiliates’ budgets that negatively impacts Parent’s ability to fund the $2,000,000 commitment herein shall require the approval of the Strategy Committee.

(c)           There shall be a committee comprised of Michael Sanderson and person designated by Oak Investment Partners XII, Limited Partnership (the “Strategy Committee”).  The Strategy Committee shall meet at least once a calendar quarter and shall discuss and review the overall strategy and Budget of the Business.  Any material changes to the strategy of the Business and/or the Budget (subject to subsection (b) above) shall require the unanimous consent of all members of the Strategy Committee.  Subject to the discretion of the Strategy Committee, Parent covenants and agrees that David Weisberger shall be permitted to operate the Business in his reasonable discretion but within the Budget and the strategy approved by the Strategy Committee, with the full ability to apply the $2,000,000 working capital commitment in his sole reasonable discretion so long as it is consistent with the Budget.

(d)           Parent covenants and agrees that it or one of its Affiliates will employ Mr. Weisberger and John Knox after the Closing and for the duration of the Earnout Period (subject to the terms and conditions of their respective employment agreements), and the duties and responsibilities of Mr. Weisberger and Mr. Knox shall be primarily related to the Business and the Business Assets.  Parent shall not terminate the employment of Mr. Weisberger or Mr. Knox, or materially change or reallocate either of their job duties or responsibilities, other than for cause (as defined in their respective employment agreements) without the prior written consent of Seller.

(e)           Parent shall devote and cause to be available to the Business, without any additional expense to the Business or from the Budget, such of its and its’ Affiliates sales, marketing, compliance, administrative and any other over-head personnel and resources, including without limitation, general office equipment, general-use software (e.g., Microsoft Office), business continuity data security, voice telephones and other general office expenses as is reasonably necessary for the operation of the Business, and shall cause its personnel to use their reasonable efforts to market and cross-sell the services of the Business to Buyer’s customers and potential customers.

3.2           Remedy for Material Breach.  Parent and Seller covenant and agree that if Parent materially breaches any of its obligations under Section 3.1, then the Conversion Shares shall equal one hundred million (100,000,000).  Parent and Seller hereby agree that fixing the Conversion Shares to equal one hundred million (100,000,000) in the event of a material breach of Section 3.1 by Parent is intended to compromise any dispute over the damages that Seller would suffer as a result of such a material breach. The parties specifically agree and acknowledge that the calculation of damages at the time of breach would be speculative and virtually impossible to establish and that the adjustment of the number of Conversion Shares as set forth above is not intended to be a penalty, but, rather, it is a reasonable measure of the damages Seller would actually suffer and it is the sole and exclusive remedy of Seller in the event of such a material breach for such reasons.

ARTICLE IV
ADDITIONAL PROVISIONS

4.1           Enforcement.  Parent and Seller acknowledge that Seller intends to dissolve and liquidate within one (1) year after the Closing Date and that it is anticipated that the Shares will be distributed to the stockholders of Seller in connection therewith.  From and after the final dissolution and liquidation of Seller (whether or not within such one (1) year period), the rights, obligations and agreements of Seller in and under this Agreement shall be automatically assigned to one or more holder(s) of the Shares (other than the shares of Escrow Stock so long as such shares remain in escrow), on behalf of all holders of the Shares (other than the shares of Escrow Stock so long as such shares remain in escrow), so long as the holder(s) of the Shares were stockholders of Seller and agree to enter into and be bound by the terms and conditions of this Agreement, including without limitation those in Article II.

4.2           Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given: (a) if personally delivered, when so delivered; (b) if mailed, seven (7) Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (c) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below, provided that (i) the sending facsimile generates a transmission report showing successful completion of such transaction, and (ii) if such facsimile is sent after 5:00 p.m. local time at the location of the receiving facsimile, or is sent on a day other than a Business Day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding Business Day; or (d) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the Business Day following its delivery to such service in time for next day delivery with all charges for next Business Day delivery prepaid:

If to Seller: Beacon Capital Strategies, Inc. 9th Floor 420 Madison Avenue New York, NY 10017 Attn: David Weisberger Fax: None Telephone: None
With a copy to (which shall not constitute notice):

Duane Morris LLP
1540 Broadway
New York, New York 10036-4086
Attn: Michael D. Schwamm, Esq.
Fax: (212) 208-4451
Telephone: (212) 692-1054

and

Finn Dixon & Herling LLP
177 Broad Street
Stamford, Connecticut 06901
Attn: Michael J. Herling, Esq.
Fax: (203) 325-5001
Telephone: (203) 325-5000

If to Parent: Bonds.com Group, Inc. 529 5th Avenue, 8th Floor New York, New York 10017 Attention: Chief Executive Officer Fax No: (212) 946-3999	With a copy to (which shall not constitute notice): Hill Ward Henderson 101 E. Kennedy Blvd., Suite 3700 Tampa, Florida 33602 Attn: Mark A. Danzi, Esq. Fax: (813) 221-2900 Telephone: (813) 221-3900

Any party entitled to notice may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

4.3           Amendments; No Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by Parent and Seller, in the case of an amendment, or in the case of a waiver, by the party against whom the waiver is to be effective.  No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.  No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

4.4           Expenses.  Subject to Section 3.09 below, all costs and expenses incurred in connection with the negotiation and execution of this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense (except as otherwise set forth in the Budget).

4.5           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Parent may not assign or delegate this Agreement nor any of their respective rights, interests or obligations hereunder without the prior written approval of Seller.  Subject to the terms of Section 4.1, Seller may assign or delegate its rights under this Agreement to one or more of its stockholders on behalf of such stockholders.  Any assignment or delegation in breach of this Section 4.5 shall be null and void.

4.6           Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person.  Signatures transmitted electronically by .pdf file or facsimile shall be binding for all purposes hereof.

4.7           Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.

4.8           Severability; Third Party Beneficiaries.  If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by an arbitral tribunal or court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect if, but only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.  No provision of this Agreement shall be deemed to create any third party beneficiary rights in any Person.

4.9           Further Assurances.  From time to time (including after the Closing), the parties will execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may reasonably be necessary or requested by another party in order to consummate, evidence or implement expeditiously the transactions contemplated by this Agreement.

4.10           Governing Law; Jurisdiction.

(a)           This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

(b)           Any Proceeding arising out of or relating to this Agreement, any other agreement or document relating to the Transaction Agreements or any of the transactions contemplated may be brought in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court or any appellate court arising therefrom and agrees not to bring any proceeding arising out of or relating to this Agreement, any other agreement or document relating to the Transaction Agreements or any of the transactions contemplated thereby in any other court.  The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any Proceeding referred to in the first sentence of this Section 4.10(b) may be served on any party anywhere in the world in accordance with Section 4.2 or applicable law.

(c)           THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER AGREEMENT OR DOCUMENT RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, ANY OTHER AGREEMENT OR DOCUMENT RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

4.11           Prevailing Party.  In the event a party commences an action to enforce its rights pursuant to this Agreement, the prevailing party shall be entitled to receive its attorneys’ fees and costs from the non-prevailing party.

[Signature Pages Follow]

COUNTERPART EXECUTION PAGE TO
AGREEMENT WITH RESPECT TO CONVERSION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement with Respect to Conversion to be executed as of the day and year first above written.

BEACON CAPITAL STRATEGIES, INC.

By:	/s/ David Weisberger
Name:	David Weisberger
Title:	CEO

BONDS.COM GROUP, INC.

By:	/s/ Michael O. Sanderson
Name:	Michael O. Sanderson
Title:	CEO